CERTIFIED RESOLUTIONS

      The undersigned hereby certifies that he is the duly elected Assisted Secretary of The Berwyn Funds (the "Trust") and that the Board of Trustees, including a majority of the Trustees who are not "interested persons" of the Trust, adopted the following resolutions, at a meeting at which all the Trustees were present, on February 25, 2008:

            WHEREAS, the Trustees of the Trust, including a majority of the Independent Trustees, have reviewed the amount, type, form and coverage of the fidelity bond through St. Paul Fire and Marine Insurance Company (the "Bond") and the premium to be charged for the Bond; and

            WHEREAS, the amount of the coverage under the Bond is $1,000,000, and such amount is equal to or greater than the minimum amount of bond required by Rule 17g-1 (the "Rule") promulgated under the Investment Company Act of 1940 (the "1940 Act");

            NOW, THEREFORE, BE IT RESOLVED, that it is the finding of the Trustees at this meeting that the Bond in the aggregate amount of $1,000,000 covering, among others, officers and employees of the Trust, in accordance with the requirements of the Rule, is reasonable in form and amount, after having given due consideration to, among other things, the value of the aggregate assets of the Trust to which any person covered under the Bond may have access, the type and terms of the arrangements made for the custody and safekeeping of the Trust's assets and the nature of the securities in the Trust's portfolios; and

            FURTHER RESOLVED, that the amount, type, form and coverage of the Bond be, and it hereby is, approved by the Board of Trustees (all Trustees voting) and separately by the Independent Trustees; and

            FURTHER RESOLVED, that the amount of the premium to be paid under the Bond be, and it hereby is, approved by the Board of Trustees (all Trustees voting) and separately by the Independent Trustees; and

            FURTHER RESOLVED, that the appropriate officers of the Trust be, and they hereby are, authorized and directed to take such other action as may be necessary or appropriate in order to conform to the provisions of the 1940 Act, and the rules and regulations thereunder; and

            FURTHER RESOLVED, that the Secretary or an Assistant Secretary of the Trust, be, and they hereby are, authorized and designated as the person(s) who shall make the filings and give the notices required by paragraph (g) of the Rule.

Witness my hand this 7th day of March, 2008.

                                          /s/ Wade R. Bridge
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                                        Wade R. Bridge, Assistant Secretary